Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Deck S. Slone

Vice President, Government, Investor and Public Affairs

314/994-2717

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Third Quarter 2011 Results

Quarterly revenues reach $1.2 billion

Year-to-date adjusted EBITDA expands 22% versus a year ago

Arch generates record free cash flow year-to-date in 2011

Earnings Highlights

	Quarter Ended		Nine Months Ended
In $ millions, except per share data	9/30/11	9/30/10	9/30/11	9/30/10
Revenues	$1,198.7	$874.7	$3,057.1	$2,350.9
Income from Operations	92.3	98.3	291.7	237.0
Net Income (1)	19.1	46.7	82.1	111.0
Fully Diluted EPS	0.09	0.29	0.45	0.68
Adjusted Fully Diluted EPS (2)	0.08	0.35	0.88	0.81
Adjusted EBITDA (2)	$211.5	$201.1	$650.7	$531.9

(1) - Net income attributable to ACI.

(2) - Defined and reconciled under “Reconciliation of non-GAAP measures” in the release.

ST. LOUIS (Oct. 28, 2011) — Arch Coal, Inc. (NYSE: ACI) today reported net income of $19.1 million, or $0.09 per diluted share, in the third quarter of 2011 compared with net income of $46.7 million, or $0.29 per diluted share, in the third quarter of 2010.  Excluding acquisition-related costs and debt retirement fees associated with the purchase of International Coal Group (“ICG”) on June 15, as well as non-cash amortization of acquired coal supply agreements, third quarter 2011 adjusted earnings were $0.08 per diluted share.

“As previously announced, our third quarter financial results reflect lower Powder River Basin shipments versus a year ago due to the impact of Midwestern flooding on rail service, as well as reduced profitability at our Mountain Laurel operation in Appalachia as a result of geologic challenges,” said Steven F. Leer, Arch’s chairman and chief executive officer.  “Even with these temporary hurdles, Arch’s quarterly EBITDA expanded year-over-year on higher metallurgical coal shipments and better metallurgical coal pricing.”

For the first nine months of 2011, Arch generated adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) of $651 million, an increase of 22 percent versus the prior-year period.  During the nine months ended Sept. 30, 2011, cash flow from operations reached $471 million, while capital expenditures totaled $216 million, resulting in record free cash flow of $255 million.

“Looking ahead, Arch will continue to prioritize and maximize the build out of its metallurgical coal franchise, including accelerating Tygart Valley’s longwall startup by six months to mid-2013,” said Leer.  “We also expect Arch to deliver record export coal shipments in 2011, and will strive to further expand the company’s export capabilities to service the growing seaborne coal trade.”

“At the same time, we remain committed to following a market-driven strategy and will take steps across our portfolio of mines to optimize sourcing and to match our production levels to market requirements,” continued Leer.  “One area of noted strength domestically has been the Powder River Basin, where we have signed multi-year contracts for our ultra-low-sulfur coal, supporting our view that the lowest sulfur coals could be advantaged under new emission regulations.”

Core Values

Arch operations received 11 national, multi-state and statewide safety awards during the third quarter of 2011.  Most significantly, the employees of Sufco mine in Utah and Powell Mountain preparation plant in Appalachia were honored with the U.S. Department of Labor’s prestigious Sentinels of Safety awards as the nation’s safest operations in their respective categories in 2010.  Also during the third quarter, Arch’s West Virginia operations were honored with eight statewide safety awards and Sufco employees earned the Rocky Mountain Coal Mining Institute safety award for a perfect 2010 safety record.

Several of Arch’s operations also reached key milestones in safety and environmental performance in the third quarter.  In particular, five operations and facilities attained a Perfect Zero — a dual goal of operating without a reportable safety incident or environmental violation — for the three months ended Sept. 30, 2011.  “We commend the employees across our operating platform for these accomplishments and for their dedication to our core values,” said John W. Eaves, Arch’s president and chief operating officer.  “This hard work underscores our commitment to achieving a best-in-class safety and environmental record.”

Operational Results

“In the third quarter of 2011, Arch’s overall operating margin declined modestly relative to the second quarter, principally due to our Appalachian segment,” said Eaves.  “In particular, the longwall outage and associated geologic challenges at Mountain Laurel, as well as soft thermal coal pricing, offset solid performances from most of our other metallurgical coal mines.”

“With the integration of ICG essentially complete, our focus now turns toward executing our plan to maximize the operating performance of our asset base and to increase our profitability,” added Eaves.  “This includes prioritizing cost-containment efforts, completing several preparation plant upgrades, judiciously allocating capital and right-sizing operations to match currently muted domestic thermal coal demand.”

	Arch Coal, Inc.
	3Q11	2Q11	3Q10
Tons sold (in millions)	39.9	36.7	43.7
Average sales price per ton	$27.87	$24.67	$19.09
Cash cost per ton	$21.59	$17.17	$14.02
Cash margin per ton	$6.28	$7.50	$5.07
Total operating cost per ton	$24.62	$19.75	$16.13
Operating margin per ton	$3.25	$4.92	$2.96

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Acquired coal supply agreement amortization and other acquisition costs not included in results.

Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.

Third quarter 2011 consolidated operating margin declined $1.67 per ton versus the second quarter.  Average sales price per ton rose 13 percent, mainly due to an increased percentage of higher-priced Appalachian tons in Arch’s overall volume mix.  Consolidated operating costs per ton increased 25 percent over the same time period, primarily reflecting increased operating costs in Appalachia and a larger percentage of higher-cost Appalachian tons in the company’s overall volume mix.

	Powder River Basin
	3Q11	2Q11	3Q10
Tons sold (in millions)	28.8	28.0	36.1
Average sales price per ton	$13.62	$13.70	$12.12
Cash cost per ton	$10.68	$10.79	$9.08
Cash margin per ton	$2.94	$2.91	$3.04
Total operating cost per ton	$12.16	$12.26	$10.44
Operating margin per ton	$1.46	$1.44	$1.68

Above figures exclude transportation costs billed to customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amortization of acquired coal supply agreements not included in results.

In the Powder River Basin, third quarter 2011 operating margin per ton expanded slightly versus the second quarter.  Lower-than-planned third quarter shipments resulted from rail disruptions associated with the aforementioned flooding in the Midwest.  When compared with the second quarter, third quarter 2011 sales price per ton declined, in part due to a larger percentage of Coal Creek tons shipped.  Operating costs per ton declined over the same time period, as the company incurred increased repair costs in the second quarter.

	Appalachia
	3Q11	2Q11	3Q10
Tons sold (in millions)	6.3	3.8	3.5
Average sales price per ton	$86.50	$91.41	$73.20
Cash cost per ton	$67.62	$58.16	$51.09
Cash margin per ton	$18.88	$33.25	$22.11
Total operating cost per ton	$76.62	$66.28	$58.01
Operating margin per ton	$9.88	$25.13	$15.19

Note: Appalachia segment includes ICG operations (excl. Illinois) since June 15, 2011.

Above figures exclude transportation costs billed to customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Acquired coal supply agreement amortization and other acquisition costs not included in results.

Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table.

In Appalachia, third quarter 2011 operating margin per ton declined 61 percent when compared with the second quarter.  Third quarter sales volumes rose 2.5 million tons versus the prior-quarter period, benefitting from a full quarter of legacy ICG volumes offset by reduced sales at Mountain Laurel due to the longwall outage.  Average sales price declined over the same time period, reflecting a larger percentage of thermal coal shipments in the region’s quarterly volume mix, which offset higher pricing of metallurgical coal sales.  Third quarter operating costs per ton rose more than 15 percent versus the second quarter, due to the impact of Mountain Laurel’s longwall outage and the addition of higher-cost production from former ICG mines.

	Western Bituminous Region
	3Q11	2Q11	3Q10
Tons sold (in millions)	4.2	4.7	4.0
Average sales price per ton*	$36.09	$35.59	$34.16
Cash cost per ton*	$25.77	$21.75	$25.85
Cash margin per ton	$10.32	$13.84	$8.31
Total operating cost per ton*	$30.29	$26.43	$30.56
Operating margin per ton	$5.80	$9.16	$3.60

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Third quarter 2011 operating margin in the Western Bituminous Region fell when compared with the region’s record-setting second quarter.  While third quarter average sales price per ton increased versus the second quarter, sales volumes declined on lower production levels associated with an additional longwall move and continued weak market demand in the region.  Operating costs per ton rose nearly 15 percent over the same time period, partially due to the impact of the additional longwall move.

Coal Market Trends

“The long-term outlook for global coal markets remains strong despite some near-term uncertainty,” said Leer.  “The seaborne coal trade has grown an average of 5 percent annually during the past five years, and we expect that pace of growth to accelerate into 2015 and beyond.  That view is underpinned by the construction of coal-based power plants around the world and the large infrastructure building needs that require increased coal supplies in Asia and South America.”

In global steel markets, world crude steel capacity utilization averaged 79 percent in September 2011, roughly 3.5 percentage points higher than the prior-year month.  Likewise, U.S. steel capacity utilization has averaged above 75 percent from July through the third week of October, up 5 percentage points versus the same period last year.

In the seaborne coal trade, coal imports into mainland China have continued to keep pace with the record level set in 2010, further underscoring the strength of global coal demand.  Year-to-date through August, U.S. coal exports remain on pace to hit near-record levels to serve the structurally undersupplied global coal market.  Arch continues to project 106 million tons of domestic coal exports (including overland shipments in North America) during 2011, and believes capacity is in place to expand those shipment levels markedly in 2012.

Domestic power demand in 2011 remains roughly even with last year through the third week of October, according to the Edison Electric Institute.  U.S. coal consumption through August has declined due to strong contributions from other fuel sources, including higher hydroelectric power in the western U.S. and increased natural gas generation in the eastern part of the country.

Meanwhile, U.S. coal production year-to-date in 2011 has remained flat versus the same period last year, according to MSHA data and company estimates.  Furthermore, Arch forecasts that imported coal supply into the U.S. will fall again in 2011, representing the fourth consecutive year of decline.

U.S. generator coal stockpile levels totaled 145 million tons at the end of September 2011, having declined 30 percent since peaking in November of 2009.  Arch estimates that coal stockpiles nationwide totaled 55 days of supply at Sept. 30, in line with the five-year average, and that coal stockpiles at PRB-served power plants were below normal.

Production and Sales Contract Portfolio

Arch now forecasts full year 2011 sales volumes, including brokered tons, to be in the range of 157 million and 160 million tons.  The company also now expects to sell between 7.5 and 8.0 million tons into metallurgical coal markets (coking and pulverized coal injection/PCI) in 2011, which primarily reflects lower sales at its Mountain Laurel complex in the second half.

	2011		2012		2013
	Tons	Price	Tons	Price	Tons	Price
Powder River Basin
Committed, Priced	117.5	$13.60	93.3	$14.49	42.7	$14.91
Committed, Unpriced	0.5		8.4		11.5
Appalachia
Committed, Priced (Coking/PCI)	7.6	$120.55	1.0	$144.67	—	—
Committed, Priced (Thermal)	12.6	$66.56	8.2	$71.01	4.2	$65.81
Western Bituminous Region
Committed, Priced	17.8	$35.61	12.3	$38.94	11.3	$39.05

“Arch has signed attractive commitments for future years that will help expand our profitability here in the United States, while allowing us to more fully participate in the seaborne coal trade,” said Eaves.  “From signing multi-year domestic commitments of Powder River Basin coal to accelerating low-cost metallurgical coal development projects to expanding our international sales efforts with new offices in London and Singapore, we’re positioning the company to excel in a rapidly changing coal market environment.”

2011 Earnings Guidance

Arch has maintained or updated its 2011 guidance as follows:

•                  Earnings per diluted share on a GAAP basis is now projected to be between $0.69 and $1.14, including advisory, financing and legal fees, severance, amortization of acquired coal supply agreements and other costs stemming from the acquisition of ICG.

•                  Excluding the aforementioned charges, adjusted earnings per diluted share would remain in the range of $1.00 to $1.40.

•                  Adjusted EBITDA is forecasted to be in the $900 million to $1.0 billion range.

•                  Capital spending, excluding acquisitions and new reserve additions, is now expected to be in the $390 million to $410 million range, which is roughly $100 million lower than prior forecasted levels.

•                  Depreciation, depletion and amortization expense (excluding non-cash amortization of acquired coal supply agreements) is projected to be between $449 million and $465 million.

“It’s our view that ongoing supply constraints domestically and around the world — along with significant growth in energy demand globally — will exert upward pressure on coal prices over the long term,” said Leer.  “We are managing our business accordingly, including positioning the company to capitalize across the full market cycle.”

A conference call regarding Arch Coal’s third quarter 2011 financial results will be webcast live today at 11 a.m. E.D.T.  The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal is a top five global coal producer and marketer, with 179 million tons of coal sold pro forma in 2010.  Arch is the most diversified American coal company, with mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on four continents.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Revenues	$1,198,673	$874,705	$3,057,139	$2,350,874

Costs, expenses and other
Cost of sales	952,850	651,853	2,322,124	1,773,464
Depreciation, depletion and amortization	123,026	92,857	301,746	269,135
Amortization of acquired sales contracts, net	(12,186)	10,038	(4,753)	26,005
Selling, general and administrative expenses	33,276	26,999	92,750	89,509
Change in fair value of coal derivatives and coal trading activities, net	8,360	1,832	9,248	12,296
Acquisition and transition costs related to ICG	4,694	—	53,360	—
Gain on Knight Hawk transaction	—	—	—	(41,577)
Other operating income, net	(3,613)	(7,221)	(9,019)	(15,004)
	1,106,407	776,358	2,765,456	2,113,828

Income from operations	92,266	98,347	291,683	237,046

Interest expense, net:
Interest expense	(77,694)	(37,698)	(154,523)	(107,906)
Interest income	840	927	2,341	1,888
	(76,854)	(36,771)	(152,182)	(106,018)

Other non-operating expense
Bridge financing costs related to ICG	—	—	(49,490)	—
Net loss resulting from early retirement of debt	(1,708)	(6,776)	(1,958)	(6,776)
	(1,708)	(6,776)	(51,448)	(6,776)

Income before income taxes	13,704	54,800	88,053	124,252
Provision for (benefit from) income taxes	(5,583)	7,941	5,103	12,889
Net income	19,287	46,859	82,950	111,363
Less: Net income attributable to noncontrolling interest	(231)	(181)	(822)	(325)
Net income attributable to Arch Coal, Inc.	$19,056	$46,678	$82,128	$111,038

Earnings per common share
Basic earnings per common share	$0.09	$0.29	$0.45	$0.68
Diluted earnings per common share	$0.09	$0.29	$0.45	$0.68

Weighted average shares outstanding
Basic	211,337	162,391	182,898	162,384
Diluted	211,974	163,174	183,850	163,128

Dividends declared per common share	$0.11	$0.10	$0.32	$0.29

Adjusted EBITDA (A)	$211,459	$201,061	$650,739	$531,861

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$158,509	$93,593
Restricted cash	21,428	—
Trade accounts receivable	342,721	208,060
Other receivables	83,579	44,260
Inventories	346,331	235,616
Prepaid royalties	29,163	33,932
Deferred income taxes	15,795	—
Coal derivative assets	2,595	15,191
Other	107,462	104,262
Total current assets	1,107,583	734,914

Property, plant and equipment, net	7,703,280	3,308,892

Other assets
Prepaid royalties	96,869	66,525
Goodwill	539,963	114,963
Deferred income taxes	9,217	361,556
Equity investments	224,684	177,451
Other	173,665	116,468
Total other assets	1,044,398	836,963

Total assets	$9,855,261	$4,880,769

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$293,446	$198,216
Coal derivative liabilities	5,824	4,947
Deferred income taxes	—	7,775
Accrued expenses and other current liabilities	379,707	245,411
Current maturities of debt and short-term borrowings	47,156	70,997
Total current liabilities	726,133	527,346
Long-term debt	3,841,330	1,538,744
Asset retirement obligations	415,877	334,257
Accrued pension benefits	16,235	49,154
Accrued postretirement benefits other than pension	88,820	37,793
Accrued workers’ compensation	64,421	35,290
Deferred income taxes	880,487	—
Other noncurrent liabilities	277,490	110,234
Total liabilities	6,310,793	2,632,818

Redeemable noncontrolling interest	11,261	10,444

Stockholders’ Equity
Common stock	2,135	1,645
Paid-in capital	3,012,628	1,734,709
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	586,067	561,418
Accumulated other comprehensive loss	(13,775)	(6,417)
Total stockholders’ equity	3,533,207	2,237,507

Total liabilities and stockholders’ equity	$9,855,261	$4,880,769

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)
Operating activities
Net income	$82,950	$111,363
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	301,746	269,135
Amortization of acquired sales contracts, net	(4,753)	26,005
Bridge financing costs related to ICG	49,490	—
Net loss resulting from early retirement of debt	1,958	6,776
Write down of assets acquired from ICG	7,316	—
Prepaid royalties expensed	26,880	26,190
Employee stock-based compensation expense	9,019	9,640
Amortization relating to financing activities	9,854	6,630
Gain on Knight Hawk transaction	—	(41,577)
Changes in:
Receivables	(35,874)	(48,718)
Inventories	(23,716)	21,818
Coal derivative assets and liabilities	15,199	14,116
Accounts payable, accrued expenses and other current liabilities	3,742	20,879
Income taxes, net	(21,971)	(1,923)
Deferred income taxes	23,572	(7,561)
Other	25,955	43,907

Cash provided by operating activities	471,367	456,680

Investing activities
Acquisition of ICG, net of cash acquired	(2,894,339)	—
Increase in restricted cash	(5,939)	—
Capital expenditures	(215,899)	(221,583)
Proceeds from dispositions of property, plant and equipment	25,133	252
Purchases of investments and advances to affiliates	(56,827)	(16,740)
Additions to prepaid royalties	(26,135)	(23,715)

Cash used in investing activities	(3,174,006)	(261,786)

Financing activities
Proceeds from the issuance of senior notes	2,000,000	500,000
Proceeds from the issuance of common stock, net	1,267,776	—
Payments to retire debt	(604,096)	(505,627)
Net increase (decrease) in borrowings under lines of credit and commercial paper program	283,096	(118,337)
Net payments on other debt	(8,792)	(9,794)
Debt financing costs	(114,587)	(12,630)
Dividends paid	(57,470)	(47,121)
Issuance of common stock under incentive plans	1,628	339
Contribution from noncontrolling interest	—	891

Cash provided by (used in) financing activities	2,767,555	(192,279)

Increase in cash and cash equivalents	64,916	2,615
Cash and cash equivalents, beginning of period	93,593	61,138

Cash and cash equivalents, end of period	$158,509	$63,753

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)

Commercial paper	$—	$56,904
Indebtedness to banks under credit facilities	340,000	—
6.75% senior notes ($450.0 million face value) due 2013	451,132	451,618
8.75% senior notes ($600.0 million face value) due 2016	588,496	587,126
7.25% senior notes due 2020 at par	500,000	500,000
7.00% senior notes due in 2019 at par	1,000,000	—
7.25% senior notes due 2021 at par	1,000,000	—
Other	8,858	14,093
	3,888,486	1,609,741
Less: current maturities of debt and short-term borrowings	47,156	70,997
Long-term debt	$3,841,330	$1,538,744

Restricted cash	$21,428	$—

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net income	$19,287	$46,859	$82,950	$111,363
Income tax expense (benefit)	(5,583)	7,941	5,103	12,889
Interest expense, net	76,854	36,771	152,182	106,018
Depreciation, depletion and amortization	123,026	92,857	301,746	269,135
Amortization of acquired sales contracts, net	(12,186)	10,038	(4,753)	26,005
Acquisition and transition costs related to ICG	4,694	—	53,360	—
Acquisition related costs — inventory write up *	3,890	—	9,525	—
Bridge financing costs related to ICG	—	—	49,490	—
Net loss resulting from early retirement of debt	1,708	6,776	1,958	6,776
Net income attributable to noncontrolling interest	(231)	(181)	(822)	(325)

Adjusted EBITDA	$211,459	$201,061	$650,739	$531,861

*  Represents the pre-tax impact on cost of sales of inventory written up to fair value in the ICG acquisition.  Adjustments made to the provisional fair value of inventories during the third quarter of 2011 are reflected in the accompanying results assuming the adjustments were made as of the ICG acquisition date.

Adjusted net income and adjusted diluted earnings per common share

Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net income attributable to Arch Coal	$19,056	$46,678	$82,128	$111,038

Amortization of acquired sales contracts, net	(12,186)	10,038	(4,753)	26,005
Acquisition and transition costs related to ICG	4,694	—	53,360	—
Acquisition related costs — inventory write up	3,890	—	9,525	—
Bridge financing costs related to ICG	—	—	49,490	—
Net loss resulting from early retirement of debt	1,708	6,776	1,958	6,776
Tax impact of adjustments	701	(6,137)	(29,917)	(11,965)

Adjusted net income attributable to Arch Coal	$17,863	$57,355	$161,791	$131,854
Diluted weighted average shares outstanding	211,974	163,174	183,850	163,128

Diluted earnings per share	$0.09	$0.29	$0.45	$0.68

Amortization of acquired sales contracts, net	(0.06)	0.06	(0.03)	0.16
Acquisition and transition costs related to ICG	0.02	—	0.29	—
Acquisition related costs — inventory write up	0.02	—	0.05	—
Bridge financing costs related to ICG	—	—	0.27	—
Net loss resulting from early retirement of debt	0.01	0.04	0.01	0.04
Tax impact of adjustments	—	(0.04)	(0.16)	(0.07)

Adjusted diluted earnings per share	$0.08	$0.35	$0.88	$0.81

Free Cash Flow

Free cash flow is defined as operating cash flows minus capital expenditures and is not a measure of cash flow in accordance with generally accepted accounting principles.  We use free cash flow as a measure of our ability to make investments, acquisitions and payments to our debt and equity security holders.  Free cash flow should not be considered in isolation, nor as an alternative to cash flows generated from operations.

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)
Cash provided by operating activities	$471,367	$456,680
Capital expenditures	(215,899)	(221,583)

Free cash flow	$255,468	$235,097

Reconciliation of 2011 Targets

Adjusted EBITDA

	Targeted Results
	Year Ended December 31, 2011
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	132,000	217,000
Income tax expense	7,000	22,000
Interest expense, net	224,000	222,000
Depreciation, depletion and amortization	449,000	465,000
Amortization of acquired sales contracts, net	(26,000)	(42,000)
Acquisition and transition costs	62,600	64,600
Financing costs related to ICG	51,400	51,400

Adjusted EBITDA	$900,000	$1,000,000

Adjusted net income and adjusted diluted earnings per share

	Targeted Results
	Year Ended December 31, 2011
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	$132,000	$217,000

Amortization of acquired sales contracts, net	(26,000)	(42,000)
Acquisition and transition costs	62,600	64,600
Financing costs related to ICG	51,400	51,400
Tax impact of adjustments	(28,600)	(23,400)

Adjusted net income attributable to Arch Coal	$191,400	$267,600
Diluted weighted average shares outstanding	191,092	191,092

Diluted earnings per share	$0.69	$1.14

Amortization of acquired sales contracts, net	(0.14)	(0.22)
Acquisition and transition costs	0.33	0.34
Financing costs related to ICG	0.27	0.27
Tax impact of adjustments	(0.15)	(0.13)

Adjusted diluted earnings per share	$1.00	$1.40